EXHIBIT 99.1

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                                                                      ANN TAYLOR
                                                                    NEWS RELEASE
                                         142 WEST 57TH STREET NEW YORK, NY 10019


                    ANN TAYLOR ANNOUNCES MARCH SALES RESULTS
               Repurchased 380,000 Shares of Common Stock in March

         New York, New York, April 10, 2003 - AnnTaylor Stores Corporation (NYSE: ANN) announced today that total net sales for the five week period ended April 5, 2003 decreased 0.2 percent to $138,237,000, from total net sales of $138,531,000 for the five week period ended April 6, 2002.

         Comparable store sales for the period decreased 8.2 percent compared to a comparable store sales increase of 3.5 percent for the same five-week period last year. By division, comparable store sales for fiscal March 2003 were down
9.2 percent for Ann Taylor compared to a 0.6 percent decrease last year and down
6.4 percent for Ann Taylor Loft compared to a 17.1 percent increase last year.

         Ann Taylor Chairman J. Patrick Spainhour said, "As anticipated, the retail environment in March remained challenging. Sales for the month were negatively affected by lower levels of traffic due to unseasonably cold weather in many markets during the first half of March and a sluggish macro environment resulting from geopolitical concerns. Additionally, we believe a late Easter had the effect of driving sales from March into April. We currently expect April comparable store sales to be in the low single digit negative to flat range.

         "In March, marketing efforts including magazine, direct mail, and in-store promotions and events drove our business," continued Spainhour. "Despite challenging shopping patterns and the Easter shift, we had some category successes worthy of mention. At Ann Taylor color and novelty were well received and the division enjoyed strong performance in its suits, knits, sweaters, outerwear and fashion accessory categories. Fashion, value and color drove our Loft client into the store. Suits, knits, wovens, casual separates, outerwear and fashion accessories were standout performers at LOFT."

         Total inventory levels at the end of March were down approximately 5 percent on a per square foot basis compared to last year. This comparison includes inventory attributable to Ann Taylor Global Sourcing.

         From a national perspective, the northeast, midatlantic and midwest performed stronger than the south and west regions of the country.

         Mr. Spainhour continued, "During March we repurchased 380,000 shares of common stock, using $6.9 million of our $50 million authorization under the securities repurchase program approved by our Board during the second quarter of 2002. Including the 300,000 shares we repurchase in February, we have repurchased a total of 680,000 shares of common stock, using $12.8 million this fiscal year."

         During the month, the Company opened 7 new Ann Taylor Loft stores, bringing the total store count at month end to 595, comprised of 350 Ann Taylor stores, 218 Ann Taylor Loft stores and 27 Ann Taylor Factory stores. Total square footage at the end of fiscal March increased 8.9 percent over the same period last year. During the remainder of the first quarter, the Company plans to open one additional Ann Taylor store and 6 new Ann Taylor Loft stores. During the second quarter of fiscal 2003, the Company plans to open 2 new Ann Taylor Loft stores and one Ann Taylor Factory store.

         Ann Taylor is one of the country's leading women's specialty retailers, operating 595 stores in 42 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com as of April 5, 2003.

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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately customer fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; lack of sufficient customer acceptance of the Ann Taylor Loft concept in the upper-moderate-priced women's apparel market; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; acts of war or terrorism in the United States or worldwide; and other factors set fourth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

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                 Contact:
                 Barry Erdos
                 Chief Operating Officer
                 (212) 541-3318

                 Doreen D. Riely
                 Director, Investor Relations
                (212) 541-3484